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                                                                    Exhibit 4(b)

                               AMENDMENT NO. 1 TO
                      VIRAGEN, INC. 1997 STOCK OPTION PLAN



         WHEREAS, the Company has heretofore adopted the Viragen, Inc. 1997 Stock Option Plan (the "Plan"); and

         WHEREAS, the Company desires to amend the Plan by increasing the aggregate number of shares of Common Stock which may be purchased pursuant to the exercise of Options under the Plan;

         NOW, THEREFORE, the Company agrees to amend the Plan as follows:

         1. Paragraph 3 of the Plan entitled "Amount of Stock," is hereby amended so that the number of Shares of stock which may be purchased pursuant to the exercise of Options shall be increased from 3,000,000 shares to 4,000,000 shares. Any terms which are not defined herein shall have the same meaning as defined under the Plan.

         2. Except as amended hereby, the terms and conditions of the Plan shall remain in full force and effect.

         Dated as of April 3, 1998


                                                    VIRAGEN, INC.


                                                    By: /s/ Gerald Smith
                                                        -----------------------
                                                    Name: Gerald Smith
                                                         ----------------------
                                                    Title: President